UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): FEBRUARY 23, 2016

SCRIPPS NETWORKS INTERACTIVE, INC.

(Exact name of Registrant as Specified in Its Charter)

Ohio	1-34004	61-1551890
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9721 Sherrill Boulevard Knoxville, Tennessee		37932
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (865) 694-2700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 25, 2016, the Company acquired the remaining interest in Travel Channel for a purchase price of $99.0 million, resulting in the Company’s 100.0 percent ownership of Travel Channel. The Company had notified the owner of Travel Channel’s 35.0 percent non-controlling interest of its intent to exercise its call option on January 6, 2016.

On February 23, 2016, the controlling interest owner of Fox Sports and Fox Sports South agreed to purchase the Company’s 7.25 percent interest in this investment for $225.0 million after the Company exercised its put option. The transaction closed on February 24, 2016 and is expected to result in a pre-tax gain of approximately $211.0 million to be recognized in the first quarter of 2016.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.42

Membership Interest Purchase Agreement by and among Cox TMI, Inc., a Delaware corporation, Cox Communications, Inc., a Delaware corporation, Gulliver Media Holdings, LLC, a Delaware limited liability company, Scripps Networks Interactive, Inc., an Ohio corporation, and TCM Parent, LLC, a Delaware limited liability company.

10.43

Purchase agreement by and between FSN Southern Holdings, Inc., a Colorado Corporation, Scripps Networks, LLC, a Delaware limited liability company, and FOX-BRV Southern Sports Holdings, LLC, a Delaware limited liability company.

99.1	Press release dated February 25, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SCRIPPS NETWORKS INTERACTIVE, INC.

Date: February 29, 2016	By:	/s/ Lori A. Hickok
Lori A. Hickok
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
10.42

Membership Interest Purchase Agreement by and among Cox TMI, Inc., a Delaware corporation, Cox Communications, Inc., a Delaware corporation, Gulliver Media Holdings, LLC, a Delaware limited liability company, Scripps Networks Interactive, Inc., an Ohio corporation, and TCM Parent, LLC, a Delaware limited liability company.

10.43

Purchase agreement by and between FSN Southern Holdings, Inc., a Colorado Corporation, Scripps Networks, LLC, a Delaware limited liability company, and FOX-BRV Southern Sports Holdings, LLC, a Delaware limited liability company.

99.1	Press release dated February 25, 2016.